UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 3, 2014

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SENSATA TECHNOLOGIES HOLDING N.V.
(Exact name of Registrant as specified in its charter)

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The Netherlands	001-34652	98-0641254
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Kolthofsingel 8, 7602 EM Almelo
The Netherlands
(Address of Principal executive offices, including Zip Code)
31-546-879-555
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events	3
SIGNATURES	4

Item 8.01	Other Events
On July 29, 2014, Sensata Technologies Holding N.V. (the “Company” or “Sensata”) disclosed in its Quarterly Report on Form 10-Q for the period ending June 30, 2014 a dispute with one of its Korean suppliers, Yukwang Co. Ltd. (“Yukwang”). This Current Report on Form 8-K is being filed to update that disclosure for recent developments.
In the first quarter of 2014, Yukwang terminated the supply agreement between Yukwang and the Company, and stopped shipping products to the Company. The Company brought legal proceedings against Yukwang in Seoul Central District Court, seeking injunctions to protect Sensata-owned manufacturing equipment physically located at Yukwang’s facility. Yukwang counter-claimed that the Company breached certain of its obligations under the supply agreement and alleged damages of approximately $7.6 million. The Company is litigating these proceedings. The Seoul Central District Court granted the Company’s request for an injunction ordering Yukwang not to destroy any of the Company’s assets physically located at Yukwang’s facility, but on August 25, 2014 did not grant injunctive relief requiring Yukwang to return equipment and inventory to the Company. The Company intends to aggressively pursue its claims and to defend against Yukwang’s counter claims.
In the first quarter of 2014, Yukwang filed a complaint against the Company with the Small and Medium Business Administration (the “SMBA”), a Korean government agency charged with protecting the interests of small and medium sized businesses. The SMBA attempted to mediate the dispute between the Company and Yukwang, but its efforts failed. The Company believes that the SMBA has abandoned its efforts to mediate the dispute.
On May 27, 2014, Yukwang filed a patent infringement action against the Company and the Company’s equipment supplier with the Suwon district court alleging the infringement of Korean patent number 847,738. The most recent hearing in this matter was held on August 28, 2014. Yukwang also filed a patent scope action on the same patent with the Korean Intellectual Property Tribunal and sought a separate police investigation into the alleged infringement. Yukwang is seeking unspecified damages as well as an injunction barring the Company from using parts covered by the patent in the future. The Company intends to vigorously defend itself against this action.
In August 2014, the Korean Fair Trade Commission (the “KFTC”) opened investigations into allegations made by Yukwang that the Company’s indirect, wholly-owned subsidiary, Sensata Technologies Korea Limited, engaged in unfair trade practices and violated a Korean law relating to subcontractors. The Company has begun to prepare responses to initial requests for information from the KFTC. If its investigation determines that the Company’s subsidiary has violated Korean law, the KFTC can order injunctions, award damages of up to 2% of impacted revenue for unfair trade practices, and award damages of up to two times the value of the relevant subcontract for violations of the subcontractor law. Damages could cover up to the entire period, which is several years, during which Sensata or any of its current subsidiaries had been operating in Korea. In addition, the KFTC has the authority to prosecute criminally.
The Company is responding to these various actions. The Company does not believe that a loss for any of the actions is probable and, as of the date of this Current Report on Form 8-K, has not recorded an accrual for any of these matters.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSATA TECHNOLOGIES HOLDING N.V.

/s/ Paul Vasington
Date: September 3, 2014	Name: Paul Vasington
Title: Executive Vice President and Chief Financial Officer

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